INTRICON CORPORATION 8-K

Exhibit 99.1

INTRICON REPORTS THIRD QUARTER 2019 RESULTS

ARDEN HILLS, Minn. — November 4, 2019 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2019.

Third Quarter Highlights:

●	Revenue of $26.9 million
○ Revenue from largest medical customer declined 5.6% year-over-year
●	Gross margin of 25.2%
●	Net loss per diluted share of $0.03 versus net income of $0.22 per diluted share

“In the third quarter, we continued to make progress growing our addressable market in our two core businesses: Medical Biotelemetry and Hearing Health. We also made important strides forward in identifying new partners in markets where our core competencies can provide value and significantly expand our market opportunity,” said Mark Gorder, president and chief executive officer of IntriCon. “We anticipate our diabetes business to gradually ramp-up with further acceleration in 2020, following recent international regulatory approvals. We have also begun to focus our efforts pursuing exciting opportunities within interventional pulmonology and electrophysiology, as these markets have high growth rates and steep technology curves that harbor significant potential for IntriCon. We eagerly await the draft guidance for over-the-counter hearing aids and have taken steps to ensure we are well positioned to address the need for an alternative to medically prescribed hearing aids.”

Third Quarter 2019 Financial Results

For the 2019 third quarter, the company reported net revenue of $26.9 million versus $29.6 million in the comparable prior-year period.

Revenue in IntriCon’s Medical business in the third quarter of 2019 was $19.1 million, a decrease from $19.4 million in the comparable prior-year period. The year over year decline was driven primarily by continued slower than expected international rollout from a large medical device customer, partially offset by increased sales to its medical coil customers.

Hearing Health revenue was $6.4 million in the third quarter of 2019 compared to $8.2 million in the prior-year third quarter. Similar to the second quarter of 2019, revenue decline during the third quarter was largely attributed to restructuring activities within a large insurance customer’s hearing health business, as they pivot towards a more traditional “brick-and-mortar” approach that no longer aligns with IntriCon’s partnership strategy to reach the end customer. In addition, as anticipated the company experienced a decline in its legacy OEM business.

Gross margin in the third quarter of 2019 was 25.2%, down from 31.6% in the prior-year third quarter. Gross margins were constrained by ongoing validation and qualification expense and excess capacity related to the recent manufacturing expansion to meet the anticipated higher volume requirements of its existing and future customers.

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Operating expenses for the third quarter were $7.2 million, compared to $7.0 million in the comparable prior-year period. The increase stemmed from higher non-cash stock compensation expense of $648,000 and severance expense, slightly offset by decreases in research and development expense and advertising expense in its Direct-to-End-Consumer business.

The company posted a net loss of approximately $290,000 or $0.03 per diluted share in the third quarter of 2019, versus net income of approximately $1.9 million or $0.22 per diluted share, for the 2018 third quarter.

2019 Guidance

Due to lower than expected diabetes revenue, revenue loss from the company’s large insurance customer, and the result of conscious reduction in advertising spend at HHE, IntriCon now expects revenue in the range of $112 million to $113 million and gross margin in the range of 26.5% to 27.0% for the full year 2019. This compares to prior guidance of $115 million to $117.5 million and gross margins in the range of 27.0% to 28.5% for the full year 2019.

Conference Call

IntriCon’s management team will hold a conference call today, Monday, November 4, 2019, beginning at 4:00 p.m. CT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 795-7248 for domestic callers or (470) 495-9160 for international callers, using conference ID: 7296587. A live and archived webcast will be available on the “Investors” sections of the company’s website at: www.IntriCon.com.

Forward-Looking Statements
Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2018. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com

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INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	THIRD QUARTER			YEAR TO DATE
($ in 000's)	2019	2018	Change	2019	2018	Change

Medical	$19,099	$19,356	-1.3%	$60,784	$55,487	9.5%
Diabetes	15,723	16,662	-5.6%	50,837	47,531	7.0%
Other Medical	3,376	2,694	25.3%	9,947	7,956	25.0%

Hearing Health	6,358	8,206	22.5%	20,044	22,750	-11.9%
Value Based Direct-to-End-Consumer	1,510	1,490	1.3%	4,876	5,327	-8.5%
Value Based Indirect-to-End-Consumer	2,443	3,660	-33.3%	7,419	8,923	-16.9%
Legacy OEM	2,405	3,056	-21.3%	7,749	8,500	-8.8%

Professional Audio Communications	1,436	2,004	-28.3%	4,972	5,353	-7.1%

Total	$26,893	$29,566	-9.0%	$85,800	$83,590	2.6%

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INTRICON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue, net	$26,893	$29,566	$85,800	$83,590
Cost of goods sold	20,120	20,236	62,253	56,435
Gross profit	6,773	9,330	23,547	27,155

Operating expenses:
Sales and marketing	2,609	2,784	9,071	8,023
General and administrative	3,715	2,921	10,551	8,429
Research and development	840	1,251	2,902	3,693
Impairment loss	—	—	3,765	—
Total operating expenses	7,164	6,956	26,289	20,145
Operating income (loss)	(391)	2,374	(2,742)	7,010

Interest income (expense), net	240	(48)	703	(453)
Other expense, net	(52)	(221)	(458)	(650)
Income (loss) from continuing operations before income taxes and discontinued operations	(203)	2,105	(2,497)	5,907
Income tax expense	87	(97)	334	358
Income (loss) from continuing operations before discontinued operations	(290)	2,202	(2,831)	5,549
Loss on disposal of discontinued operations	—	—	(1,116)	—
Loss from discontinued operations, net of income taxes	—	(299)	(597)	(870)
Net income (loss)	$(290)	$1,903	$(4,544)	$4,679

Basic income (loss) per share attributable to IntriCon shareholders:
Continuing operations	$(0.03)	$0.28	$(0.32)	$0.77
Discontinued operations	—	(0.04)	(0.20)	(0.12)
Net income (loss) per share:	$(0.03)	$0.24	$(0.52)	$0.65

Diluted income (loss) per share attributable to IntriCon shareholders:
Continuing operations	$(0.03)	$0.25	$(0.32)	$0.66
Discontinued operations	—	(0.03)	(0.20)	(0.10)
Net income (loss) per share:	$(0.03)	$0.22	$(0.52)	$0.56

Average shares outstanding:
Basic	8,764	7,825	8,738	7,249
Diluted	8,764	8,822	8,738	8,360

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INTRICON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

(In Thousands, Except Per Share Amounts)

	September 30,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Current assets:
Cash, cash equivalents and restricted cash	$8,688	$8,047
Short-term investments	20,315	38,093
Accounts receivable, less allowance for doubtful accounts of $306 at September 30, 2019 and $807 at December 31, 2018	8,425	11,266
Inventories	17,883	18,163
Contract assets	8,513	5,624
Other current assets	2,290	2,146
Current assets of discontinued operations	239	1,205
Total current assets	66,353	84,544

Machinery and equipment	40,525	36,725
Less: Accumulated depreciation	26,867	25,303
Net machinery and equipment	13,658	11,422

Goodwill	9,551	10,808
Intangible assets, net	—	2,585
Operating lease right of use asset	4,749	—
Investment in partnerships	1,409	2,091
Long-term investments	13,764	—
Other assets, net	6,196	3,427
Noncurrent assets of discontinued operations	—	371
Total assets	$115,680	$115,248

Current liabilities:
Current financing leases	$108	$—
Current operating leases	1,790	—
Accounts payable	11,407	12,871
Accrued salaries, wages and commissions	3,063	4,409
Other accrued liabilities	4,033	4,031
Liabilities of discontinued operations	393	336
Total current liabilities	20,794	21,647

Noncurrent financing leases	55	—
Noncurrent operating leases	3,296	—
Other postretirement benefit obligations	343	377
Accrued pension liabilities	725	706
Other long-term liabilities	1,162	544
Total liabilities	26,375	23,274
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 8,778 and 8,664 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	8,778	8,664
Additional paid-in capital	86,358	84,999
Accumulated deficit	(5,054)	(509)
Accumulated other comprehensive loss	(524)	(927)
Total shareholders' equity	89,558	92,227
Non-controlling interest	(253)	(253)
Total equity	89,305	91,974
Total liabilities and equity	$115,680	$115,248